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KRANESHARES TRUST

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KraneShares Trust

KraneShares Public-Private AI & Technology ETF

280 Park Avenue, 32nd Floor
New York, New York 10017
(212) 933-0393

INFORMATION STATEMENT DATED October 8, 2026

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.kraneshares.com

The purpose of this Information Statement is to provide you with information about a new sub-adviser for the KraneShares Public-Private AI & Technology ETF (the “Fund”), a series of KraneShares Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the address shown above, by calling 855-857-2638, or by visiting www.kraneshares.com. This Information Statement is being mailed on or about October 8, 2026.

BACKGROUND

Krane Funds Advisors, LLC (the “Adviser”), located at 280 Park Avenue, 32nd Floor, New York, New York 10017, is the Fund’s investment adviser. SEI Investments Global Funds Services, located at One Freedom Valley Drive, Oaks, Pennsylvania 19456, serves as the Fund’s administrator and accounting services agent. SEI Investments Distribution Co., an affiliate of the administrator, located at One Freedom Valley Drive, Oaks, Pennsylvania 19456, is a registered broker-dealer and serves as the distributor of the Fund’s shares. The Adviser is responsible for reviewing, supervising and administering the Fund’s investment program. The Adviser is also responsible for arranging transfer agency, custody, fund administration and accounting, and other non-distribution related services necessary for the Fund to operate. The Adviser administers the Fund’s business affairs and provides office facilities and equipment and certain clerical, bookkeeping and administrative services. The Board of Trustees of the Trust (the “Board”) supervises the Adviser and establishes policies that the Adviser must follow in its day-to-day management activities.

The Adviser has received “manager of managers” exemptive relief from the U.S. Securities and Exchange Commission (“SEC”) that permits the Adviser, subject to the approval of the Board, to appoint a “wholly-owned” or unaffiliated sub-adviser, as defined in the exemptive relief, or to change the terms of a sub-advisory agreement with a wholly-owned or unaffiliated sub-adviser without first obtaining shareholder approval. The Adviser continues to have ultimate responsibility (subject to oversight by the Board) to oversee the sub-adviser and recommend its hiring, termination, and replacement.

At its meetings held on September 16-17, 2026, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust (the “Independent Trustees”), considered and unanimously approved the Adviser’s proposal to appoint Worldline Capital Pte. Ltd (“Worldline” or the “Sub-Adviser”) as sub-adviser to the Fund. Pursuant to such approval, on September 21, 2026, the Adviser appointed Worldline as sub-adviser to the Fund. The Adviser’s appointment of the Sub-Adviser for the Fund was based on its desire for Worldline to assume responsibility for the selection of the Fund’s investments in privately offered securities and the assignment of an “AI Exposure Score”, designed to quantify a company’s exposure to artificial intelligence (“AI”) for the purposes of constructing and calculating the Fund’s underlying index, to companies.

For investment advisory services, the Fund pays the Adviser an advisory fee. The fee payable to the Sub-Adviser will be paid by the Adviser from its advisory fee; the addition of the Sub-Adviser will not result in a change to the advisory fee paid by the Fund.

The following table shows the advisory fee paid to the Adviser during the Fund’s fiscal year ended March 31, 2026.

Advisory Fees Paid to the Adviser	Advisory Fees Paid to the Adviser as a % of Average Net Assets of the Fund
$848,639	0.99%

information Regarding the Sub-Adviser

The following provides additional information about the Sub-Adviser.

Worldline Capital Pte. Ltd

General

Worldline Capital Pte. Ltd, located at 1523 Nexxus Building, 41 Connaught Road, Central, Hong Kong, has served as the investment sub-adviser of the Fund since its appointment by the Board on September 21, 2026. In its capacity as investment sub-adviser, Worldline is responsible for the selection of the Fund’s investments in privately offered securities and the assignment of an “AI Exposure Score”, designed to quantify a company’s exposure to AI for the purposes of constructing and calculating the Fund’s underlying index, to companies, in each case subject to the supervision of the Adviser and the Board.

The Sub-Adviser is a corporation organized under the laws of Singapore. The Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

Investment Strategy

The Fund seeks growth of capital. Under normal circumstances, the Fund invests at least 80% of its net assets (plus borrowings for investment purposes) in the publicly-traded and privately-offered securities of “Artificial Intelligence (“AI”) and Technology” companies and other instruments that have economic characteristics similar to such securities. The Fund considers a company to be an “AI and Technology” company if, at the quarterly rebalancing date of the Fund’s underlying index, the company is: (i) classified in the technology economy within the FactSet Revere Business Industry Classification system, and (ii) has an “AI Exposure Score” as determined by the Sub-Adviser using its proprietary methodology. The Fund intends to invest approximately 10% of net assets, as measured at the time of investment, directly or indirectly in (including through investment companies and special purpose vehicles that provide exposure to) privately offered securities.

Directors, Executive Officers, and Principal Owners

The following are directors and/or principal executive officers of Worldline. The address of each is 1523 Nexxus Building, 41 Connaught Road, Central, Hong Kong.

Name	Position	Principal Occupation
Tobias A. Fischer	Principal Owner	Principal Owner
Zhipeng (Max) Chen	Chief Executive Officer	Chief Executive Officer
Michael W. Dziura	Chief Compliance Officer	Compliance Consultant

Tobias A. Fischer, located at 1523 Nexxus Building, 41 Connaught Road, Central, Hong Kong, controls the Sub-Adviser via his ownership of 80% of the equity interests in the Sub-Adviser. Caelum Capital Holdings Limited, located at 1523 Nexxus Building, 41 Connaught Road, Central, Hong Kong, owns 20% of the equity interests in the Sub-Adviser.

No officer or Trustee of the Trust is an officer, employee, director, or shareholder of Worldline.

Financial Condition of the Sub-Adviser

The Sub-Adviser was recently established on May 11, 2026, and does not provide investment advisory services to any other investment company registered under the 1940 Act.

Comparable Funds

The Sub-Adviser also serves as the investment adviser to KraneShares Actuator ETF (“TORK”), which has a similar investment objective to the Fund. As of September 30, 2026, TORK had assets under management of approximately $2,496,568.

Compensation

Under the investment sub-advisory agreement by and between the Sub-Adviser and the Adviser (the “Sub-Advisory Agreement”), the Adviser is responsible for all fees payable to the Sub-Adviser for its services as Sub-Adviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the Sub-Adviser to the Fund does not affect the advisory fees paid by the Fund or its shareholders.

The Adviser has entered into a Sub-Advisory Agreement with the Sub-Adviser pursuant to which the Adviser has agreed to pay the Sub-Adviser a sub-advisory fee equal to thirty percent (30%) of the advisory fee due to the Adviser from the Fund under the terms of the investment advisory agreement between the Adviser and the Trust with respect to the Fund. The sub-advisory fee shall be payable in arrears on a monthly basis.

Information Regarding the Sub-Advisory Agreement

Pursuant to the Sub-Advisory Agreement, the Sub-Adviser is responsible for rendering investment advisory services to the Fund and managing the portion of the Fund allocated by the Adviser to the Sub-Adviser, subject to the supervision and oversight of the Adviser and the Board. With respect to the portion of the Fund allocated to the Sub-Adviser, the Sub-Adviser shall (1) determine from time to time what assets will be purchased, retained, or sold by the Fund, and what portion of the assets will be invested or held uninvested in cash, and (2) act in conformity with the Fund’s Prospectus and the directions of the Adviser. In connection with the foregoing, the Sub-Adviser is responsible for the selection of the Fund’s investments in privately offered securities and the assignment of an “AI Exposure Score”, designed to quantify a company’s exposure to AI for the purposes of constructing and calculating the Fund’s underlying index, to companies.

The Sub-Advisory Agreement continues with respect to the Fund for up to two years from the date of its initial effectiveness, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by a vote of a majority of the Independent Trustees, cast at a meeting called for the purpose of voting on such approval and (2) by a vote of the holders of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund or by the Trustees. The Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by a vote of a majority of the Trustees, or by a vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund, or by the Adviser, in each case, upon 60 days’ written notice to the Sub-Adviser. The Sub-Adviser is permitted to terminate the Sub-Advisory Agreement on 60 days’ prior written notice to the Adviser and the Board. The Sub-Advisory Agreement also terminates automatically and immediately in the event of its assignment, or in the event of a termination of the agreement between the Adviser and the Trust with respect to the Fund.

BOARD CONSIDERATIONS

At a meeting held on September 16-17, 2026, the Board, including all the Independent Trustees, approved the Sub-Advisory Agreement between Worldline and the Adviser on behalf of the Fund. In advance of the meeting, and at a separate meeting of the Independent Trustees in executive session held on September 16, 2026, the Board received and considered information provided by Worldline in response to the Independent Trustees’ written requests relating to the Board’s consideration of the Sub-Advisory Agreement with respect to the Fund.

The Board considered that its evaluation process with respect to the Sub-Adviser is an ongoing one, and the Board considers information at each of its regularly scheduled meetings related to, among other matters, the services to be provided to the Fund by the Sub-Adviser.

In evaluating the Sub-Advisory Agreement, the Board considered, among other matters: (1) the nature, extent, and quality of the services to be provided to the Fund by the Sub-Adviser; (2) the compensation proposed to be paid to the Sub-Adviser; (3) the profitability of Worldline with respect to its relationship with the Fund (4) the extent to which economies of scale could be realized as the Fund grows; and (5) other benefits the Sub-Adviser will receive from its relationship with the Fund.

A.	Nature, Extent and Quality of Services

Based on written and oral reports received by the Board prior to and at the September 16, 2026 executive session of the Independent Trustees and the September 16-17, 2026 meeting of the Board, the Board considered the nature, quality, and extent of the overall services that will be provided by the Sub-Adviser under the Sub-Advisory Agreement. The Board considered that although the Sub-Adviser will change, there will be no change to the personnel providing sub-advisory services to the Fund.

The Board considered that Worldline will provide investors in AGIX with direct exposure to private artificial intelligence companies, and that this exposure differentiates AGIX from passive exchange-traded funds. The Board considered the operational resources, including deal sourcing, oversight of private investments, and analysis related to valuation that will be required from Worldline.

B.	Investment Performance

The Board noted that it considers the performance of the Fund versus an identified Morningstar peer group at each regular meeting of the Board. The Board noted that the Fund is actively managed, and it considered that the comparison of the Fund’s performance relative to its respective peer group is therefore an appropriate measurement of performance. At the Meeting, the Board considered the Fund’s performance versus its broad Morningstar peer group, as well as a select group of competitors identified by the Adviser.

The Board noted that the Fund’s one-year and since-inception performance exceeded its peer group’s median primarily because the proprietary AI scoring methodology used by the Sub-Adviser to identify companies with higher AI exposure contributed positively to performance during those periods.

C.	Compensation

The Board considered that under the Advisory Agreement, the Fund pays the Adviser a unitary fee and that under such unitary fee arrangement, the Adviser is responsible for paying the fees due to the Sub-Adviser under the Sub-Advisory Agreement. Although the Board received information regarding the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement, the Board noted the arm’s-length nature of the relationship between the Adviser and the Sub-Adviser with respect to the negotiation of sub-advisory fee rates. The Board also considered that the Adviser (and not the Fund) will pay the Sub-Adviser’s fees.

D.	Costs and Profitability

The Board received information from the Sub-Adviser regarding the profitability of the Sub-Advisory Agreement with the Fund to the Sub-Adviser. Because the Fund does not pay the Sub-Adviser’s fees directly, however, the Board determined that the Sub-Adviser’s profitability is not a material factor for the Board to consider in connection with the approving the Sub-Advisory Agreement.

E.	Other Benefits

The Board considered the extent to which the Sub-Adviser will continue to derive ancillary benefits from the Fund’s operations. Given the nature of the investments made by the Sub-Adviser, the Board did not observe any potential benefits to be realized by the Sub-Adviser from its relationship with the Fund.

F.	Economies of Scale

The Board considered that because the Fund does not pay the fees under the Sub-Advisory Agreement directly, economies of scale are not a material factor for the Board to consider in connection with its approval of the Sub-Advisory Agreement.

G.	Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors in their review of the proposed Sub-Advisory Agreement. The Board reviewed a memorandum from Independent Trustee counsel discussing the legal standards and judicial precedent applicable to its consideration of the Sub-Advisory Agreements. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the sub-advisory advisory arrangement, as outlined in the Sub-Advisory Agreement, was reasonable in light of the factors considered by the Board.

Additional Information About the Fund

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Adviser or Sub-Adviser are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the Fund’s fiscal year ended March 31, 2026, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Advisory Fees Paid to Affiliates of the Sub-Adviser

Prior to August 14, 2026, the Fund was sub-advised by Etna Capital Management Company Ltd. (“Etna”), an affiliate of the Sub-Adviser. For the fiscal year ended March 31, 2026, Krane paid Etna $227,000 in sub-advisory fees.

Control Persons and Principal Holders

All shares of the Fund are held of record in the name of the Depository Trust Company (the “DTC”) or its nominee, Cede & Co. Although the Fund does not have information concerning the beneficial ownership of shares held in the names of DTC participants, as of June 30, 2026, the name and percentage ownership of each DTC participant* that owned of record 5% or more of the outstanding shares of the Fund were as follows:

Participant Name and Address	Percentage of Ownership
Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036	32.69%
Charles Schwab & Co. 3000 Schwab Way Westlake, TX 76262	11.22%
National Financial Services 245 Summer Street Boston, MA 02210	10.91%
LPL Financial LLC 4707 Executive Drive San Diego, CA 92121	8.95%
Interactive Brokers LLC One Pickwick Plaza Greenwich, CT 06830	6.65%

*	DTC participants are listed according to their DTC number and may represent multiple companies under a single parent company, which have not been aggregated.

A person owning 25% or more of the voting securities of the Fund is termed a “Control Person” of the Fund. Shareholders owning voting securities in excess of 25% may determine the outcome of any matter affecting and voted on by shareholders of the Fund. The actions of an entity or person that controls the Fund could have an effect on other shareholders. For instance, a Control Person may have effective voting control over the Fund, and large redemptions by a Control Person could cause the Fund’s other shareholders to pay a higher pro rata portion of the Fund’s expenses.

As of June 30, 2026, the Trustees and officers, as a group, owned less than 1% of the shares of the Fund.

Outstanding Shares

There were 5,300,002 shares of the Fund issued and outstanding as of March 31, 2026. Each share shall be entitled to one vote on any matter in which it is entitled to vote.

Document Delivery. Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 280 Park Avenue, 32nd Floor, New York, New York 10017, or 855-857-2638.